Exhibit 2.1

            June 22, 2015

Bridge Capital Holdings

55 Almaden Boulevard

San Jose, California 95113

Attention: Daniel P. Myers

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and between Western Alliance Bancorporation (“WAL”) and Bridge Capital Holdings (“Bridge” and together with WAL, the “Parties”), pursuant to which Bridge will merge with and into WAL with WAL as the surviving corporation (the “Merger”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Section 1.8 of the Merger Agreement provides that prior to the Effective Time, all necessary action shall have been taken by WAL in order that, at the first regularly scheduled meeting of the Board of Directors of Surviving Corporation occurring after the Effective Time, WAL shall expand the size of its Board of Directors by two seats and designate two members of Bridge’s Board of Directors to be named after the date of the Merger Agreement and prior to the Effective Time, each of whom meets the qualifications for directors set forth in the bylaws of the Surviving Corporation and is mutually agreed upon by WAL and Bridge prior to the Effective Time, to serve on the Board of Directors of the Surviving Corporation.

This letter agreement is intended to modify the terms of Section 1.8 of the Merger Agreement and set forth the revised mutual agreement of the Parties with respect to the matters addressed therein. Accordingly, this letter agreement shall be deemed to be an amendment to the Merger Agreement. To the extent Section 1.8 of the Merger Agreement and this letter agreement are inconsistent, this letter agreement shall govern. Except as specifically modified and amended hereby, all other terms, conditions, and covenants contained in the Merger Agreement shall remain unmodified and in full force and effect.

The Parties have mutually agreed that, prior to the Effective Time, all necessary action shall have been taken by WAL in order to expand the size of its Board of Directors by one seat in connection with the Merger and designate Robert P. Latta to serve on the Board of Directors of the Surviving Corporation, subject to the occurrence of the Closing and effective as of the first regularly scheduled meeting of the Board occurring after the Effective Time. The Parties have further agreed that WAL shall request from the FRB an exemption from certain provisions of the Depository Institution Management Interlocks Act and its implementing Federal Reserve Board Regulation L that would otherwise prohibit Howard N. Gould from serving on the Board of Directors of the Surviving Corporation (the “Gould Exemption”) and that, following the Effective Time and WAL’s receipt from the FRB of the Gould Exemption, WAL shall take all necessary action so that at the first regularly scheduled meeting of the Board of Directors of the Surviving Corporation occurring after WAL receives the Gould Exemption, WAL shall expand the size of its Board of Directors by one seat and appoint Mr. Gould to serve on its Board of Directors.

In the event that either (1) the Gould Exemption is denied by the FRB, (2) Mr. Gould elects to withdraw from consideration, or (3) WAL has not received the Gould Exemption by September 30, 2015 (the “Gould Exemption Cutoff Date”), then WAL shall take all necessary action so that at the first regularly scheduled meeting of the Board of Directors of the Surviving Corporation occurring after the Gould Exemption Cutoff Date, WAL shall expand the size of its Board of Directors by one seat and appoint Francis J. Harvey to serve on the Board of Directors of the Surviving Corporation. In no event shall there be more than two Bridge Director Designees. The Bridge Director Designees shall be appointed to serve until the next annual meeting of the shareholders of the Surviving Corporation.

The terms and provisions of this letter agreement may not be amended, modified or terminated, except by an agreement in writing signed by the parties hereto.

This letter agreement may be executed in one or more counterparts by the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single letter agreement.

If the foregoing accurately describes our understanding, please so indicate by signing below.

[Signature Page Follows]

Signed this 22nd day of June, 2015.

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Robert Server
Name:	Robert Sarver
Title:	Chairman of the Board of Directors & Chief Executive Officer

Accepted and Agreed to:

BRIDGE CAPITAL HOLDINGS

By:	/s/ Daniel P. Myers
Name:	Daniel P. Myers
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]